EXHIBIT 99.1

Perceptron to Settle Litigation with 3CEMS

PLYMOUTH, Mich., July 19, 2017 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ:PRCP), a leading global provider of 3D automated metrology solutions and coordinate measuring machines, today announced it has entered into an agreement to settle the civil suit filed by 3CEMS, a Cayman Islands and People’s Republic of China corporation, in January 2015. The settlement will result in a one-time, $0.11 per share charge to the Company’s fiscal fourth quarter and full year 2017 results.

“We believe this settlement is in the best interest of Perceptron and its shareholders,” said David Watza, President and CEO.  “While we were firmly committed to our defense of the claims raised in the suit, we want to eliminate the uncertainty associated with the ongoing litigation and agreed to settle in order to avoid substantial legal expenses.  As a result of these negotiations, the amount of the settlement is substantially lower than the plaintiff’s claimed amount.”

Under the terms of the agreement, the Company will pay 3CEMS $1.0 million over the course of the next 10 months in return for dismissal and release of all claims. Perceptron will record a reserve for the settlement payments, which will result in a pre-tax charge of $1.0 million ($1.0 million, net of tax) in the fiscal fourth quarter of 2017. As part of the agreed settlement, the Company denied that it had liability to 3CEMS for the claims raised in this matter.

About Perceptron
Perceptron develops, produces and sells a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning, and advanced analysis software. Global automotive, aerospace and other manufacturing companies rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Singapore, Slovakia, Spain and the United Kingdom. For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation relating to the ability to successfully develop and introduce new products and expand into new customers and markets. When we use words such as "will," "should," "believes," "expects," "anticipates," "estimates," "prospects" or similar expressions, we are making forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward- looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the receipt of court approval for the settlement, and the Company's projected revenues and net income depends upon the Company's ability to successfully develop and introduce new products. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

Contact:
Investor Relations
investors@perceptron.com